Exhibit 99.1

EVERTEC REPORTS FIRST QUARTER 2022 RESULTS
INCREASES ANNUAL GUIDANCE

SAN JUAN, PUERTO RICO - April 28, 2022 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•Revenue increased 8% to $150.2 million
•GAAP Net Income attributable to common shareholders was $38.9 million or $0.53 per diluted share
•Adjusted EBITDA increased 9% to $75.4 million
•Adjusted earnings per common share was $0.70, an increase of 13%
•Share repurchases totaled $21.2 million

Mac Schuessler, President and Chief Executive Officer stated, “We have started the year with another quarter of strong results as we continue to execute on our growth strategies across all our segments. The team continues to focus on closing the Popular transaction and receiving regulatory approval for our BBR acquisition."

First Quarter 2022 Results

Revenue. Total revenue for the quarter ended March 31, 2022 was $150.2 million, an increase of 8% compared with $139.5 million in the prior year reflecting increases across all of the Company's segments. Revenue in Puerto Rico benefited from sales volume growth, driven by a full quarter of revenue contribution from the FirstBank expanded relationship, a higher average ticket and slightly higher spread, as well as, growth in POS transactions processed and the continued growth of our digital solutions, ATH Movil and ATH Business. We benefited from the year over year CPI impact on the current Popular MSA and revenue generated from the printing contract entered into in the prior year. Latin America revenue reflected organic growth that includes revenue generated from new client contracts.

Net Income attributable to common shareholders. For the quarter ended March 31, 2022, GAAP Net Income attributable to common shareholders was $38.9 million, or $0.53 per diluted share, an increase of $3.4 million or $0.04 per diluted share as compared to the prior year.

Adjusted EBITDA. For the quarter ended March 31, 2022, Adjusted EBITDA was $75.4 million, an increase of 9% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 50.2%, an increase of approximately 80 basis points from the prior year. The year over year increase in margin primarily reflects a year-over-year benefit from foreign currency remeasurement of $3.1 million for assets and liabilities denominated in US dollars and the impact from increased revenues across all our segments.

Adjusted Net Income. For the quarter ended March 31, 2022, Adjusted Net Income was $50.8 million, an increase of 13% compared with $45.0 million in the prior year. Adjusted earnings per common share was $0.70, an increase of 13% compared to $0.62 in the prior year.

Share Repurchase

During the three months ended March 31, 2022, the Company repurchased 521,643 shares of its common stock at an average price of $40.60 per share for a total of $21.2 million. As of March 31, 2022, a total of approximately $129 million remained available for future use under the Company’s share repurchase program.

2022 Outlook

The Company's financial outlook for 2022 assumes that the Popular transaction closes mid-year 2022. The outlook is as follows:

•Total consolidated revenue between $597 million and $605 million growth of approximately 1% to 3%.
•Adjusted earnings per common share between $2.52 to $2.60 representing a decline of 8% to 5% as compared to $2.74 in 2021. This excludes the gain on sale from the Popular transaction and one-time adjustments.
•Capital expenditures are anticipated to be approximately $60 million.
•Effective tax rate of approximately 13% to 14%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its first quarter 2022 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 7052957. The replay will be available through Thursday, May 5, 2022. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process over three billion transactions annually. The Company also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this release material are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as net income adjusted to exclude unusual items and other adjustments.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them. Further, the Company's presentation of these measures should not be construed as an inference that the Company's future operating results will not be affected by unusual or nonrecurring items.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular, Inc. (“Popular”) for a significant portion of its revenues pursuant to the Company’s Master Services Agreement ("MSA") with them, and to grow the Company’s merchant acquiring business; as a regulated institution, the likelihood that the Company will be required to obtain regulatory approval before engaging in certain new activities or businesses, whether organically or by acquisition, and its potential inability to obtain such approval on a timely basis or at all, which may make transactions more expensive or impossible to complete, or make us less attractive to potential sellers; the Company’s ability to renew its client contracts on terms favorable to the Company, including the contract with Popular, and any significant concessions the Company may grant to Popular with respect to pricing or other key terms arising out of any disputes or in anticipation of the negotiation of the extension of the MSA, both in respect of the current term and any extension of the MSA; the Company’s dependence on its processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on the Company’s personnel and certain third parties with whom it does business, and the risks to the Company’s business if its systems are hacked or otherwise compromised; the Company’s ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and failures in the financial services industry; the credit risk of the Company’s merchant clients, for which it may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; the Company’s dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico, including its business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect the Company’s customer base, general consumer spending, the Company’s cost of operations and the Company’s ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the Company’s ability to protect its intellectual property rights against infringement and to defend itself against claims of infringement brought by third parties; the Company’s ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; the Company’s level of indebtedness and restrictions contained in the Company’s debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; the Company’s ability to prevent a cybersecurity attack or breach to its information security; the possibility that the Company could lose its preferential tax rate in Puerto Rico; the possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting the Company’s main markets in Latin America and the Caribbean; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; and the continued impact of the COVID-19 pandemic and measures taken in response to the outbreak, on the Company’s resources, net income and liquidity due to current and future disruptions in operations as well as the macroeconomic instability caused by the pandemic.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports we file with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contact
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31,
	2022	2021
(Dollar amounts in thousands, except share data)
Revenues	$150,248	$139,528

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	64,659	59,804
Selling, general and administrative expenses	20,384	16,102
Depreciation and amortization	19,160	18,623
Total operating costs and expenses	104,203	94,529
Income from operations	46,045	44,999
Non-operating income (expenses)
Interest income	667	389
Interest expense	(5,547)	(5,906)
Earnings of equity method investment	570	502
Other income, net	3,306	328
Total non-operating expenses	(1,004)	(4,687)
Income before income taxes	45,041	40,312
Income tax expense	6,175	4,708
Net income	38,866	35,604
Less: Net (loss) income attributable to non-controlling interest	(32)	101
Net income attributable to EVERTEC, Inc.’s common stockholders	38,898	35,503
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	2,214	(2,613)
Gain on cash flow hedges	9,725	4,189
Unrealized loss on change in fair value of debt securities available-for-sale	(27)	—
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$50,810	$37,079
Net income per common share:
Basic	$0.54	$0.49
Diluted	$0.53	$0.49
Shares used in computing net income per common share:
Basic	71,965,664	72,150,529
Diluted	72,853,216	72,949,401

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$283,610	$266,351
Restricted cash	20,295	19,566
Accounts receivable, net	105,132	113,285
Prepaid expenses and other assets	41,533	37,148
Assets held-for-sale	23,007	—
Total current assets	473,577	436,350
Debt securities available-for-sale, at fair value	3,005	3,041
Investment in equity investee	14,365	12,054
Property and equipment, net	49,509	48,533
Operating lease right-of-use asset	21,562	21,229
Goodwill	389,027	393,318
Other intangible assets, net	191,164	213,288
Deferred tax asset	7,113	6,910
Net investment in leases	54	107
Other long-term assets	12,193	9,926
Total assets	$1,161,569	$1,144,756
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$71,304	$74,540
Accounts payable	30,470	28,484
Contract liability	21,360	17,398
Income tax payable	10,135	7,132
Current portion of long-term debt	21,125	19,750
Current portion of operating lease liability	6,119	5,580
Total current liabilities	160,513	152,884
Long-term debt	438,754	444,785
Deferred tax liability	2,347	2,369
Contract liability - long term	36,726	36,258
Operating lease liability - long-term	16,660	16,456
Derivative liability	2,848	13,392
Other long-term liabilities	8,573	8,344
Total liabilities	666,421	674,488
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 71,699,298 shares issued and outstanding as of March 31, 2022 (December 31, 2021 - 71,969,856)	717	719
Additional paid-in capital	—	7,565
Accumulated earnings	526,370	506,051
Accumulated other comprehensive loss, net of tax	(36,211)	(48,123)
Total EVERTEC, Inc. stockholders’ equity	490,876	466,212
Non-controlling interest	4,272	4,056
Total equity	495,148	470,268
Total liabilities and equity	$1,161,569	$1,144,756

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2022	2021
Cash flows from operating activities
Net income	$38,866	$35,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,160	18,623
Amortization of debt issue costs and accretion of discount	404	569
Operating lease amortization	1,450	1,492
(Release) provision for expected credit losses and sundry losses	59	(184)
Deferred tax benefit	(702)	(890)
Share-based compensation	4,279	3,380
Loss on disposition of property and equipment and impairment of intangible	91	1,042
Earnings of equity method investment	(570)	(502)
Decrease (increase) in assets:
Accounts receivable, net	7,060	(4,048)
Prepaid expenses and other assets	(5,573)	(2,539)
Other long-term assets	(3,319)	833
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	1,773	(18,457)
Income tax payable	2,248	82
Contract liability	4,387	1,185
Operating lease liabilities	23	(1,611)
Other long-term liabilities	714	167
Total adjustments	31,484	(858)
Net cash provided by operating activities	70,350	34,746
Cash flows from investing activities
Additions to software	(8,669)	(11,971)
Acquisition of customer relationship	—	(14,750)
Property and equipment acquired	(5,627)	(4,724)
Proceeds from sales of property and equipment	6	—
Acquisition of available-for-sale debt securities	—	(2,968)
Net cash used in investing activities	(14,290)	(34,413)
Cash flows from financing activities
Statutory withholding taxes paid on share-based compensation	(5,648)	(8,728)
Repayment of short-term borrowings for purchase of equipment and software	(806)	(758)
Dividends paid	(3,598)	(3,605)
Repurchase of common stock	(21,179)	(14,268)
Repayment of long-term debt	(4,938)	(21,357)
Net cash used in financing activities	(36,169)	(48,716)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(1,903)	2,700
Net increase (decrease) in cash, cash equivalents and restricted cash	17,988	(45,683)
Cash, cash equivalents and restricted cash at beginning of the period	285,917	221,105
Cash, cash equivalents and restricted cash at end of the period	$303,905	$175,422
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$283,610	$156,363
Restricted cash	20,295	19,059
Cash, cash equivalents and restricted cash	$303,905	$175,422

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended March 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$40,008	$28,783	$35,629	$62,624	$(16,796)	$150,248
Operating costs and expenses	21,280	23,587	20,204	38,928	204	104,203
Depreciation and amortization	4,480	2,812	1,019	4,763	6,086	19,160
Non-operating income (expenses)	236	3,606	300	700	(966)	3,876
EBITDA	23,444	11,614	16,744	29,159	(11,880)	69,081
Compensation and benefits (2)	337	813	340	445	2,344	4,279
Transaction, refinancing and other fees (3)	—	—	—	—	2,025	2,025
Adjusted EBITDA	$23,781	$12,427	$17,084	$29,604	$(7,511)	$75,385

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $10.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $3.3 million from Payment Services- Latin America to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.6 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Three months ended March 31, 2021
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$36,264	$25,014	$30,867	$60,611	$(13,228)	$139,528
Operating costs and expenses	20,489	19,846	16,466	36,689	1,039	94,529
Depreciation and amortization	3,942	2,934	654	4,794	6,299	18,623
Non-operating income (expenses)	185	1,108	231	553	(1,247)	830
EBITDA	19,902	9,210	15,286	29,269	(9,215)	64,452
Compensation and benefits (2)	241	809	231	363	1,860	3,504
Transaction, refinancing and other fees (3)	660	—	—	—	273	933
Adjusted EBITDA	$20,803	$10,019	$15,517	$29,632	$(7,082)	$68,889

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $9.7 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $2.3 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean and transaction processing and monitoring fees of $1.2 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A. and a software impairment charge.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2022	2021
Net income	$38,866	$35,604
Income tax expense	6,175	4,708
Interest expense, net	4,880	5,517
Depreciation and amortization	19,160	18,623
EBITDA	69,081	64,452
Equity income (1)	(570)	(502)
Compensation and benefits (2)	4,279	3,504
Transaction, refinancing and other fees (3)	2,595	1,435
Adjusted EBITDA	75,385	68,889
Operating depreciation and amortization (4)	(11,252)	(10,882)
Cash interest expense, net (5)	(4,629)	(5,076)
Income tax expense (6)	(8,677)	(7,756)
Non-controlling interest (7)	10	(143)
Adjusted net income	$50,837	$45,032
Net income per common share (GAAP):
Diluted	$0.53	$0.49
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.70	$0.62
Shares used in computing adjusted earnings per common share:
Diluted	72,853,216	72,949,401

1)Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas S.A. ("CONTADO").
2)Primarily represents share-based compensation.
3)Represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, recorded as part of selling, general and administrative expenses and a software impairment charge.
4)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
5)Represents interest expense, less interest income, as they appear on the condensed consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
6)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
7)Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	2022 Outlook(1)			2021
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$597	to	$605	$590
Earnings per Share (EPS) (GAAP)	$1.87	to	$1.95	$2.21
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (2)	0.29		0.29	0.23
Merger and acquisition related depreciation and amortization (3)	0.44		0.44	0.43
Non-cash interest expense (4)	0.02		0.02	0.02
Tax effect of Non-GAAP adjustments (5)	(0.10)		(0.10)	(0.15)
Total adjustments	0.65		0.65	0.53
Adjusted EPS (Non-GAAP)	$2.52	to	$2.60	$2.74
Shares used in computing adjusted earnings per common share			70.5	72.9

(1)Assumes the Popular transaction closes mid-year 2022 and excludes potential one-time effects from the transaction.
(2)Represents share-based compensation, the elimination of non-cash equity earnings from the Company's 19.99% equity investment in CONTADO, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(3)Represents depreciation and amortization expenses amounts generated as a result of the Merger and intangibles related to acquisitions.
(4)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(5)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 13% to 14%).